Exhibit 99.1

Media Contact:

Sarah Wirth, +1 312 696-6037 or newsroom@morningstar.com

Investor Relations Contact:

Barbara Noverini, CFA, +1 312 696-6164 or barbara.noverini@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Quarterly Dividend of 31.5 Cents Per Share

CHICAGO, Oct. 8, 2021 -- The board of directors of Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 31.5 cents per share. The dividend is payable Oct. 29, 2021 to shareholders of record as of Oct. 19, 2021.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," or "continue." These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. More information about factors that could affect Morningstar’s business and financial results are in our filings with the Securities and Exchange Commission, including our most recent 8-K, 10-K and 10-Q. Morningstar undertakes no obligation to publicly update any forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $251 billion in assets under advisement and management as of June 30, 2021. The Company has operations in 29 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

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